Exhibit 99.1


    American Spectrum Realty's Board of Directors Determines Not to Become a
         REIT and Proposes to Eliminate Restrictions on Share Ownership


     HOUSTON--(BUSINESS WIRE)--March 29, 2006--American Spectrum Realty, Inc. (AMEX:AQQ) ("the Company"), a real estate investment and management company located in Houston, Texas, announced today that its Board of Directors has determined that it is not in the best interests of the Company to elect to be taxed as a real estate investment trust (or REIT), as defined in the Internal Revenue Code. It has also determined that it is not in the best interests of its shareholders to retain in its Articles of Incorporation restrictive provisions on stock ownership, which it originally adopted in order to preserve the Company's ability to make a REIT election. It has, therefore, proposed an amendment to the Company's Articles of Incorporation to remove the stock ownership and transfer restrictions set forth in the Articles.
     The proposed amendment to the Company's Articles of Incorporation to remove the stock ownership and transfer restrictions requires an affirmative vote of 66-2/3% of the Company's outstanding shares. The proposal will be voted on at the Company's 2006 Annual Meeting to be held on May 5, 2006 in Houston, Texas.
     American Spectrum Realty, Inc. is a real estate investment and management company that owns 23 office, industrial, and retail properties aggregating approximately 1.9 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


     CONTACT: American Spectrum Realty, Inc., Houston
              William J. Carden, 713-706-6200